Exhibit 10.5

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the April 13, 2017, but is effective as of the Commencement Date (as hereinafter defined), by and between Forbes Energy Services LLC, a Delaware limited liability company (the “Employer”), and John E. Crisp, residing at 588 County Road 101, George West, Texas 78022 (the “Employee”).

WITNESSETH:

WHEREAS, Employee is presently employed with Employer pursuant to that certain Employment Agreement entered into as of May 1, 2008 (the “Original Agreement”), as amended by that certain First Amendment to Employment Agreement effective as of July 30, 2015 (the “Amendment” and together with the Original Agreement, the “Existing Employment Agreement”);

WHEREAS, Employer and Employee desire to amend and restate the Existing Employment Agreement in order to make certain changes thereto; and

WHEREAS, Employer and Employee agree that this Agreement shall amend and restate the Existing Employment Agreement in its entirety, commencing on the Commencement Date, and that the Existing Employment Agreement shall terminate in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. Employer has employed and hereby continues to employ Employee, and Employee hereby accepts such continued employment, upon the terms and subject to the conditions set forth in this Agreement. Employee shall be employed by Employer but may serve (and if requested by Employer shall serve) as an officer and/or director of its parent, Forbes Energy Services Ltd. (“Parent”), or any subsidiary or affiliate of Employer or Parent.

2. Term. The term of employment under this Agreement shall commence on April 13, 2017 (the “Commencement Date”) and shall continue for four (4) years thereafter (such four year period, the “Initial Term”); provided, however, that, unless terminated as contemplated herein, beginning on the first day after the Initial Term and on every anniversary of such date thereafter (each a “Renewal Date”), the then-existing term of this Agreement shall automatically be extended one additional year unless either party gives the other written notice of termination between one hundred eighty (180) and two hundred forty (240) days prior to any such Renewal Date. For the avoidance of doubt, notice of termination of this Agreement given any time other than between the one hundred eighty (180) and two hundred forty (240) days prior to a Renewal Date shall be void and ineffective. Written notice by Employer shall be solely pursuant to a duly adopted resolution of Employer’s or Parent’s board of directors. Following the date of termination of employment, Employee shall have no further rights, including but not limited to rights under Section 8, or obligations hereunder, except obligations set forth in Sections 10 and 11.

3. Compensation and Benefits.

(a) Employer shall pay to Employee as compensation for all services rendered by Employee a basic annualized salary of $650,000.00 per year during the Initial Term, or such other sums as the parties may agree on from time to time, payable semi-monthly or in other more frequent installments, as determined by the Board (as hereinafter defined). The board of directors of Parent or, if the same is established, the compensation committee of the board of directors of Parent (the “Compensation Committee”), by providing direction through the board of directors of Employer (collectively, the board of directors of Parent, the Compensation Committee and the board of directors of Employer are referred to as the “Board”) shall have the right to increase Employee’s compensation from time to time and Employee shall be entitled to an annual review thereof or more frequently as determined by the Board. In addition, the Board, in its discretion, may, with respect to any year during the term hereof, award a bonus or bonuses to Employee; provided, however, Employer shall annually provide Employee with a bonus based on the terms to be determined by the Compensation Committee or the Board. Such terms shall be more particularly described in Appendix “A” to be attached hereto. Appendix “A” may be modified, supplemented, or replaced from time to time as determined by the Compensation Committee and established by written agreement between Employer and Employee for the purpose of defining the then current bonus calculation methodologies from the applicable year(s). The compensation provided for in this Section 3(a) shall be in addition to any pension or profit sharing payments set aside or allocated for the benefit of Employee in either a tax qualified plan or otherwise.

It is the intention of the parties that an Appendix “B” will be approved by the Board and signed by the Chairman of the Compensation Committee or a non-management representative of the Board and the Employee no later than June 30 of each calendar year (or portion thereof) covered by this Agreement, as amended. In the absence of an approval by the Compensation Committee or the Board of such an Appendix “B” for any year (or portion thereof), the Appendix “B” for the prior year will remain in full force and effect.

(b) Employer shall reimburse Employee for all reasonable expenses incurred by Employee in the performance of his duties under this Agreement, in accordance with the Employer’s expense reimbursement policy; provided, however, that Employee must furnish to Employer an itemized account, in form satisfactory to Employer, in substantiation of such expenditures.

(c) Employee shall be entitled to such fringe benefits including, but not limited to, medical and family insurance benefits as may be provided from time to time by Employer to other senior officers of Employer and on an economic basis consistent with past practices and policies of Employer; provided, however, that any health insurance shall not provide for a preexisting condition limitation, and, provided further, that during the term of this Agreement, the aggregate annual cost for such fringe benefits shall not exceed $36,000.

(d) To the extent permitted by applicable law and terms of the benefit plans, Employer shall include in Employee’s credited service, in any case where credited service is relevant in determining eligibility for or benefits under any employee benefits plan, the Employee’s service for any parent, subsidiary or affiliate of Employer or for any predecessor thereof and time served at prior employers.

(e) Employer shall provide Employee with a vehicle or auto allowance during the term of the Agreement as approved by the President and Chief Executive Officer. Employer will also pay for auto insurance, maintenance and fuel, unless such auto allowance is set to cover insurance and maintenance. Employee may use the automobile for personal use and will pay all taxes related to such personal use.

(f) The amount of expenses eligible for reimbursement or in-kind benefits provided during a calendar year may not affect the expenses eligible for reimbursement to be provided in any other calendar year. Reimbursement of eligible expenses will be made on or before the last day of the calendar year following the calendar year in which the expense was incurred and the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(g)

(i) Employee shall be eligible to participate in such incentive compensation and stock option plans that have been approved or may in the future be approved by the shareholders of Parent or Employer and administered by the Board.

(ii) Employee and Employer agree that in connection with the Reorganization (as hereinafter defined), Parent shall establish a customary management incentive plan (the “MIP”) under which shares of new common stock of Parent equal to twelve and one-half of one percent (12.5%) times the sum of (a) the number of shares of new common stock of Parent issued to holders of Parent’s 9% senior notes as of the effective date of the Reorganization and (b) the number of shares of new common stock issuable under the MIP will be reserved for grants made from time to time to the officers and other key employees of Employer or Parent, including Employee (the “MIP Aggregate Equity”). Employer and Employee agree that the MIP shall provide for grants of eight and one half of one percent (8.5%) of the MIP Aggregate Equity on the effective date of the Reorganization or reasonably promptly thereafter, the distribution (including the distribution to the Employee) of which shall be determined by the Chairman of the Board in consultation with the Board, subject to the following: (i) one percent (1%) of the MIP Aggregate Equity will vest upon the achievement of certain performance metrics based on the business plan of Employer approved by the Board, (ii) seven and two-tenths of one percent (7.2%) of the MIP Aggregate Equity shall vest as follows: one-fifth (1/5th) shall vest on the later of (i) effective date of the Reorganization and (ii) the date of grant and one-fifth (1/5th) shall vest on each one year anniversary through the fourth anniversary of the effective date of the Reorganization, and (iii) if Exit Financing Termination Date (as defined in the MIP) does not occur within eighteen (18) months following the Commencement Date, an additional number of shares shall be allocated (the “Exit Financing Awards”), such number determined by multiplying the product of three-tenths of one percent (0.3%) of the MIP Aggregate Equity times a fraction, (A) the numerator of which is the number of days between (x) eighteen (18) months after the Commencement Date and (y) the Exit Financing Termination Date, and (B) the denominator of which is the number of days between (x) eighteen (18) months after the Commencement Date and (y) the stated maturity date of the Exit Financing. The Exit Facility Awards, if any, shall be allocated ratably on the same basis as the seven and two-tenths of one percent (7.2%) of the MIP Aggregate Equity and shall vest as follows: (i) two-fifths (2/5ths) shall vest on the first day following the date that is eighteen (18) months after the Commencement Date and (ii) one-fifth (1/5th) shall vest on each of the second, third and fourth anniversaries of the Commencement Date. The remaining pool of four percent (4%) of the MIP Aggregate Equity under the MIP shall be reserved for distribution as determined by the Board in consultation with the Chairman of the Board or, in the event of a Change in Control, shall be granted and allocated as set forth in the MIP.

4. Duties. Employee is engaged and shall serve as President and Chief Executive Officer of (i) Parent, (ii) Employer and (iii) any other direct or indirect subsidiaries of Parent that may be formed or acquired. Furthermore, Employee shall be Chairman of the Board so long as Employee is the President and Chief Executive Officer of Parent. In addition, Employee shall have such other duties and hold such other offices as may from time to time be reasonably assigned to him by the Board. These services shall be provided from offices located in Alice, Texas or such other location as may be mutually agreed.

5. Extent of Services; Vacations and Days Off.

(a) During the term of his employment under this Agreement, Employee shall devote substantially his full business time, energy and attention to the benefit and business of Employer as may be necessary in performing his duties pursuant to this Agreement, subject to the following sentence. Employee shall not provide services of a business nature to any other person except that the Employee may engage in the Permitted Activities (as defined in Section 11(e)) provided that such activities do not significantly interfere with the Employee’s performance of his duties hereunder. In order to maximize Employee’s efficiency and effectiveness for Employer, Employee may utilize the services of his executive assistant to assist Employee with de minimis personal matters.

(b) Employee shall be entitled to vacations and holidays with pay and to such personal and sick leave with pay in accordance with the policy of Employer as may be established from time to time by Employer and applied to other senior officers of Employer; provided, however, that Employee shall annually be entitled to the maximum number of vacation days and holidays afforded to any other officer of Employer or Parent.

6. Facilities. Employer shall provide Employee with a fully furnished office of no less stature, type, and size than was provided as of the Commencement Date, and the facilities of Employer shall be generally available to Employee in the performance of his duties pursuant to this Agreement; it being understood and contemplated by the parties that all equipment, supplies and office personnel required for Employee’s performance of duties under this Agreement shall be supplied by Employer.

7. Illness or Incapacity, Termination on Death.

(a) If during the term of his employment Employee becomes permanently disabled, as defined below, or dies, Employer shall pay to the Employee or his estate compensation through the date of death or determination of permanent disability, including salary, any prior year bonus compensation earned but not yet paid and the pro-rated portion of any current year bonus as and when determined in the ordinary course of the calculation of current year bonus due to other executive officers of Employer. Employer shall continue to provide medical insurance and other benefits to which Employee’s dependents would otherwise have been entitled for one year following the date of death or determination of permanent disability. Effective upon the date of death or determination of permanent disability, any and all options, rights or awards granted in conjunction with Parent’s or Employer’s incentive compensation and stock option plans shall immediately vest. Except for the benefits set forth in the preceding sentences and any life insurance benefits included in the benefit package provided at such time by Employer to Employee, Employer shall have no additional financial obligation under this Agreement to Employee or his estate. After receiving the payments and health insurance benefits provided in this subparagraph (a), Employee and his estate shall have no further rights under this Agreement.

(b)

(i) During any period of disability, illness or incapacity during the term of this Agreement that renders Employee at least temporarily unable to perform the services required under this Agreement for a period that shall not equal or exceed ninety (90) continuous days (provided that a return to full work status of less than five full days shall be deemed not to interrupt the calculation of such 90 days), Employee shall receive the compensation payable under Section 3(a) of this Agreement plus any bonus compensation earned through the last day of such ninety (90) day period but not yet paid, less any benefits received by him under any disability insurance carried by or provided by Employer. All rights of Employee under this Agreement (other than rights already accrued) shall terminate as provided below upon Employee’s permanent disability (as defined below), although Employee shall continue to receive any disability benefits to which he may be entitled under any disability income insurance that may be carried by or provided by Employer from time to time; Employer hereby agrees to provide such insurance on a same occupation basis.

(ii) The terms “permanently disabled” and “permanent disability” as used in this Agreement shall mean that Employee is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under any long term disability plan maintained by Employer that covers Employee. In the absence of such a long term disability plan, “permanently disabled” and “permanent disability” shall mean that Employee is unable to engage in any substantial gainful activity for a period of at least ninety (90) days in any one-year period by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. In the event Employee becomes “permanently disabled,” the Board may terminate Employee’s employment under this Agreement upon ten (10) days’ prior written notice. If any determination with respect to “permanent disability” is disputed by Employee, the parties hereto agree to abide by the determination with respect to “permanent disability” of a panel of three physicians. Employee and the Board shall each appoint one member, and the third member of the panel shall be appointed by the other two members. Employee agrees to make himself available for and submit to examinations by such physicians as may be directed by the Board. Failure to submit to any such examination shall constitute a breach of a material part of this Agreement.

8. Other Terminations.

(a)

(i) Employee may terminate his employment hereunder for any reason whatsoever upon giving at least thirty (30) days’ prior written notice. In addition, Employee shall have the right to terminate his employment hereunder (a) at any time for “good reason” or (b) on the conditions provided for in Sections 8(d)(i)(1), 8(d)(i)(2) or 8(d)(i)(3) of this Agreement following a Change in Control. As used herein, “good reason” means the occurrence of any of the following: (1) the relocation of Employee’s office to a location outside the State of Texas, (2) Employee no longer holds the principal executive office held by Employee on the Commencement Date, or (3) a change in reporting structure of Employer or Parent where Employee is required to report to someone holding a title or position different than the title or position of the person (or the Board in the case of the President and Chief Executive Officer) that Employee was required to report to on the Commencement Date.

(ii) If Employee gives notice pursuant to the first sentence of Section 8(a)(i) but not based on the second sentence of Section 8(a)(i) above, Employer shall have the right to relieve Employee, in whole or in part, of his duties under this Agreement (without reduction in compensation through the termination date).

(iii) If Employee terminates his employment hereunder pursuant to clause (a) of the second sentence of Section 8(a)(i) above, then (a) any and all options, rights or awards granted in conjunction with Parent’s or Employer’s incentive compensation and stock option plans (other than awards subject to performance criteria (“Performance Awards”)) shall immediately vest and a “pro rata portion” of each Performance Award shall remain outstanding until the end of the applicable performance period (or, if earlier, until the occurrence of a Change in Control) and shall vest or not based on the actual performance for the performance period or, if applicable, upon the Change in Control as provided in Section 8(d)(i), and (b) Employee shall continue to receive the salary, bonus and other compensation and benefits specified in Section 3 for the remainder of the Initial Term or any then applicable Extension Period, in each case in the amount and kind and at the time provided for in Section 3 (provided, however, that if such benefits are not available under Employer’s benefit plans or applicable law, Employer shall be responsible for the cost of providing equivalent benefits); provided that, bonuses for each calendar year until the termination of this Agreement shall be paid based on the greater of (x) the amount equal to the total bonus paid for the last completed year for which bonuses have been paid or (y) the amount equal to the bonuses that would have been payable for the then current year (or, in the case of a date of termination of employment that occurs between January 1 of any year and the date that bonuses are paid based on the previous year, such previous year), determined on a basis consistent with the last completed year for which bonuses have been paid but using the projected bonus amounts for the then current year (or, in the case of a date of termination of this Agreement that occurs between January 1 of any year and the date that bonuses are paid based on the previous year, such previous year) determined by extrapolating the information as of the date of termination of this Agreement based on the best information available at the time of the calculation; provided further that, notwithstanding the termination of this Agreement, Employee’s covenants set forth in Sections 10 and 11 shall remain in full force and effect. If Employee shall violate any of the provisions of Sections 10 or 11 at any time prior to the termination of this Agreement, then, in addition to its other rights and remedies, Employer shall have the right to terminate all further payments of compensation or benefits to Employee, and shall have no further obligation therefor.

For purposes of this Agreement, the “pro rata portion” of a Performance Award shall be the amount calculated by multiplying the full amount determined based on the Employer’s achievement of the performance criteria for the full performance period specified in the applicable award agreement between Employer and Employee by a fraction, the numerator of which is the number of days of the performance period through Employee’s termination of employment and the denominator of which is the number of days of the performance period.

For purposes of this Agreement, the term “Extension Period” shall mean the period from a Renewal Date to the day immediately preceding the first anniversary of such Renewal Date.

(b)

(i) Except as otherwise provided in this Agreement, Employer may terminate the employment of Employee hereunder only for “good cause” (as defined below) and upon written notice.

(ii) As used herein, “good cause” shall mean:

(1) Employee’s conviction of either a felony involving moral turpitude or any crime in connection with his employment by Employer that causes Employer a substantial detriment, but specifically shall not include traffic offenses;

(2) actions or inactions by Employee that clearly are contrary to the best interests of Employer;

(3) Employee’s willful failure to take actions permitted by law and necessary to implement policies of the Board that the Board has communicated to him in writing, provided that such policies that are reflected in minutes of a Board meeting attended in its entirety by Employee shall be deemed communicated to Employee;

(4) Employee’s continued failure to devote substantially his full business time, energy and attention to his duties as an executive officer of Employer or its affiliates as contemplated in Section 5(a) above, following written notice from the Board to Employee of such failure; or

(5) any condition that either resulted from Employee’s current substantial dependence on alcohol, or any narcotic drug or other controlled or illegal substance. If any determination of substantial dependence is disputed by Employee, the parties hereto agree to abide by the decision of a panel of three physicians appointed in the manner specified in Section 7(b)(ii) of this Agreement.

(6) With respect to (ii) through (v) above, such circumstances shall not constitute “good cause” unless Employee has failed to cure such circumstances within ten (10) business days following written notice thereof from the Board identifying in reasonable detail the manner in which the Employer believes that Employee has not performed such duties and indicating the steps Employer requires to cure such circumstances.

(iii) Termination of the employment of Employee for reasons other than those expressly specified in this Agreement as good cause shall be deemed to be a termination of employment “without good cause.”

(c)

(i) If Employer shall terminate the employment of Employee without good cause effective on a date earlier than the end of the Initial Term or any then applicable Extension Period, Employee shall continue to receive the salary, bonus and other compensation and benefits specified in Section 3 for the remainder of the Initial Term or any then applicable Extension Period, in each case in the amount and kind and at the time provided for in Section 3 (provided, however, that if such benefits are not available under Employer’s benefit plans or applicable law, Employer shall be responsible for the cost of providing equivalent benefits); provided that, bonuses for each calendar year until the termination of employment shall be paid based on the greater of (x) the amount equal to the total bonus paid for the last completed year for which bonuses have been paid or (y) the amount equal to the bonuses that would have been payable for the then current year (or, in the case of a date of termination of employment that occurs between January 1 of any year and the date that bonuses are paid based on the previous year, such previous year), determined on a basis consistent with the last completed year for which bonuses have been paid but using the projected bonus amounts for the then current year (or, in the case of a date of termination of employment that occurs between January 1 of any year and the date that bonuses are paid based on the previous year, such previous year) determined by extrapolating the information as of the date of termination of employment based on the best information available at the time of the calculation; provided further that, notwithstanding such termination of employment, Employee’s covenants set forth in Sections 10 and 11 shall remain in full force and effect. If Employee shall violate any of the provisions of Sections 10 or 11 at any time prior to the expiration of the Initial Term or the applicable Extension Period, then, in addition to its other rights and remedies, Employer shall have the right to terminate all further payments of compensation or benefits to Employee, and shall have no further obligation therefor.

(ii) If Employer shall terminate the employment of Employee without good cause effective on a date earlier than the end of the Initial Term or any then applicable Extension Period, any and all options, rights or awards granted in conjunction with Parent’s or Employer’s incentive compensation and stock option plans (other than Performance Awards) shall immediately vest and a “pro rata portion” of each Performance Award shall remain outstanding until the end of the applicable performance period (or, if earlier, until the occurrence of a Change in Control) and shall vest or not based on the actual performance for the performance period or, if applicable, upon the Change in Control as provided in Section 8(d)(i).

(iii) The parties agree that, because there can be no exact measure of the damages that would occur to Employee as a result of a termination by Employer of Employee’s employment without good cause, the payments and benefits paid and provided pursuant to Section 8 shall be deemed to constitute liquidated damages and not a penalty for Employer’s termination of Employee’s employment without good cause, and Employer agrees that Employee shall not be required to mitigate his damages.

(d)

(i) If a Change in Control (as defined in the MIP as in effect on the Commencement Date) of Parent shall occur, then any and all options, rights or awards (including restricted stock awards and restricted stock unit awards) granted to Employee in conjunction with the Parent’s or Employer’s incentive compensation or equity incentive compensation plans shall be deemed to have vested immediately prior to such Change in Control; provided that, with respect to the immediate vesting of any and all Performance Awards, such awards shall immediately vest if and to the extent determined by the Board at the time of grant and set forth in the applicable award agreement between Employee and Employer. Further, if a Change in Control of Parent shall occur, and

(1) Employee shall voluntarily terminate his employment following such Change in Control in the event that the Employer:

(A) has after the Change in Control reduced Employee’s annual base salary or potential bonus level or any incentive compensation or equity incentive compensation plan benefit (as in effect immediately before such Change in Control);

(B) has relocated Employee’s office to a location that is more than 10 miles from the location in which Employee principally works for Employer or Parent immediately before such Change in Control;

(C) has relocated the principal executive office of Parent, Employer or the office of Employer’s operating group for which Employee performed the majority of his services for Employer during the year before the Change in Control to a location that is more than 10 miles from the location of such office immediately before such Change in Control;

(D) has required Employee, in order to perform duties of substantially equal status to those duties Employee performed immediately before the Change in Control, to travel on Employer’s business to a substantially greater extent than is consistent with Employee’s travel obligations immediately before such Change in Control;

(E) has failed to continue to provide Employee with benefits substantially equivalent to those enjoyed by Employee under any of Employer’s life insurance, medical, health and accident or disability plans and incentive compensation or equity incentive compensation plans in which Employee was participating immediately before the Change in Control;

(F) has taken any action that would directly or indirectly materially reduce any of such benefits or deprive Employee of any material fringe benefit enjoyed by Employee immediately before the Change in Control;

(G) has failed to provide Employee with at least the number of paid vacation days to which Employee is entitled on the basis of years of service under Employer’s normal vacation policy in effect immediately before the Change in Control giving credit for time served at Employer or Parent;

(2) Employee shall voluntarily terminate his employment following such Change in Control in the event that, as a result of the Change in Control and a change in circumstances thereafter significantly affecting his position other than those listed in Section 8(d)(i)(1) above, he no longer has the authorities, powers, functions or duties attached to his position as an executive officer of Employer, Parent or any of their affiliates;

(3) Employee shall voluntarily terminate his employment following such Change in Control, in the event that there has been a substantial diminution of his duties, responsibilities, status, title or position as an executive officer of Employer, Parent or any of their affiliates; or

(4) Employee shall have his employment terminated by Employer for reasons other than those specified in Section 8(b)(ii) following such Change in Control;

then in any of the above four cases, Employee shall be entitled to receive the salary, bonus and other compensation and benefits specified in Section 8(a)(iii) for the periods specified in such section.

(ii) Employee acknowledges and agrees that the reorganization of Parent (the “Reorganization”) pursuant to which this Agreement is entered into shall not be deemed a Change in Control (or phrase having a similar import) for purposes of this Agreement, the Prior Agreement or any other agreement, plan or arrangement to which Employee is a party or in which Employee has any interest.

(e) If the employment of Employee is terminated for good cause under Section 8(b)(ii) of this Agreement, or if Employee voluntarily terminates his employment by written notice to Employer under Section 8(a) of this Agreement without reliance on Section 8(d), Employer shall pay to Employee any compensation earned but not paid to Employee prior to the effective date of such termination. Under such circumstances, such payment shall be in full and complete discharge of any and all liabilities or obligations of Employer to Employee hereunder, and Employee shall be entitled to no further benefits under this Agreement. Employee must, however, still comply with the obligations set forth in Sections 10 and 11 of this Agreement.

(f) Employer’s obligations to provide the compensation and benefits (the “Severance Benefits”) under Sections 8(a)(iii), 8(c) or 8(d), as applicable, shall be conditioned upon Employee having executed and delivered to Employer the release of claims substantially in the form attached hereto as Appendix C (the “Release”) and the period (if any) during which the Release can be revoked having expired within the 45-day period following the Employee’s date of termination; provided, that, if such 45-day period spans two (2) calendar years, no Severance Benefits shall be paid or commenced to be paid until the second year, with the first payment including any amount that would have been paid during such forty-five (45) day period but for this sentence being made promptly following such forty-five (45) day period. Employer and Employee agree that, should Employer fail to provide the Severance Benefits to Employee, the Release shall be void ab initio.

9. Inventions and Other Intellectual Property. Employee agrees that during the term of his employment by Employer, he will disclose to Employer (and no one else) all ideas, methods, plans, developments or improvements known by him which relate directly or indirectly to the business of Employer, whether acquired by Employee before or during his employment by Employer. Nothing in this Section 9 shall be construed as requiring any such communication where the idea, plan, method or development is lawfully protected from disclosure as a trade secret of a third party or by any other lawful prohibition against such communication.

10. Confidential Information and Trade Secrets.

(a) For purposes of this Agreement, the term “Forbes’s Business” shall mean any business in which the Company or any of its subsidiaries are engaged, including, without limitation, the business of providing oilfield services relating to, among other things, fluid handling, well servicing and workovers, and tubing testing in the Restricted Area (as defined below). In this business, Employer generates a tremendous volume of Confidential Information and Trade Secrets which it hereby agrees to share with Employee, and which Employee will have access to and knowledge of through or as a result of Employee’s employment with the Employer. “Confidential Information and Trade Secrets” includes any information, data or compilation of information or data developed, acquired or generated by Employer, or its employees (including information and materials conceived, originating, discovered, or developed in whole or in part by

Employee at the request of or for the benefit of Employer or while employed by Employer), which is not generally known to persons who are not employees of Employer, and which Employer generally does not share other than with its employees, or with its customers and suppliers on an individual transactional basis. “Confidential Information and Trade Secrets” may be written, verbal or recorded by electronic, magnetic or other methods, whether or not expressly identified as “Confidential” by Employer.

(b) “Confidential Information and Trade Secrets” includes, but is not limited to, the following information and materials:

(i) Financial information, of any kind, pertaining to Employer, including, without limitation, information about the profit margins, profitability, income and expenses of Employer or any of its divisions or lines of business;

(ii) Names and all other information about, and all communications received from, sent to or exchanged between, Employer and any person or entity which has purchased, contracted, hired, chartered equipment, vessels, personnel or services, or otherwise entered into a transaction with Employer regarding Forbes’s Business, or to which Employer has made a proposal with respect to Forbes’s Business (such person or entity being hereinafter referred to as “Customer” or “Customers”);

(iii) Names and other information about Employer’s employees, including their experience, backgrounds, resumes, compensation, sales or performance records or any other information about them;

(iv) Any and all information and records relating to Employer’s contracts, transactions, charges, prices, or sales to its Customers, including invoices, proposals, confirmations, statements, accounting records, bids, payment records or any other information regarding transactions between Employer and any of its Customers;

(v) All information about the employees, agents or representatives of Customers who are involved in evaluating, providing information for, deciding upon, or committing to purchase, sell or otherwise enter into a transaction relating to Forbes’s Business (each such individual being hereinafter referred to as a “Customer Representative”) including, without limitation, with respect to any such individual, his name, address, telephone and facsimile numbers, email addresses, titles, positions, duties, and all records of communications to, from or with any such Customer Representative;

(vi) Any and all information or records relating to Employer’s contracts or transaction with, or prices or purchases from any person or entity from which Employer has purchased or otherwise acquired goods or services of any kind used in connection with Forbes’s Business (each such person or entity being hereinafter referred to as a “Supplier”), including invoices, proposals, confirmations, statements, accounting records, bids, payment records or any other information documents regarding amounts charged by or paid to suppliers for products or services;

(vii) All information about the employees, agents or representatives of Suppliers who are involved in evaluating, providing information for, deciding upon, or committing to purchase, sell or otherwise enter into a transaction relating to Forbes’s Business (each such individual being hereinafter referred to as “Supplier Representative”) including, without limitation, with respect to any such individual, his name, address, telephone and facsimile numbers, email addresses, titles, positions, duties, and all records of communications to, from or with any such Supplier Representative;

(viii) Employer’s marketing, business and strategic growth plans, methods of operation, methods of doing business, cost and pricing data, and other compilations of information relating to the operations of Employer.

(c) Employee acknowledges that all notes, data, forms, reference and training materials, leads, memoranda, computer programs, computer print-outs, disks and the information contained in any computer, and any other records which contain, reflect or describe any Confidential Information and Trade Secrets, belong exclusively to Employer. Employee shall promptly return such materials and all copies thereof in Employee’s possession to Employer upon termination of his employment, regardless of the reasons therefor (such date being hereinafter referred to as the “Termination Date”).

(d) During Employee’s employment with Employer and thereafter, Employee will not copy, publish, convey, transfer, disclose or use, directly or indirectly, for Employee’s own benefit or for the benefit of any other person or entity (except Employer) any Confidential Information and Trade Secrets. Employee’s obligation shall continue in full force and effect until the later of the final day of any period of non-competition or eighteen (18) months after the termination of Employer’s employment. Employee will abide by all rules, guidelines, policies and procedures relating to Confidential Information and Trade Secrets implemented and/or amended from time to time by Employer.

Employee acknowledges that any actual or threatened breach of the covenants contained herein will cause Employer irreparable harm and that money damages would not provide an adequate remedy to Employer for any such breach. For these reasons, and because of the unique nature of the Confidential Information and Trade Secrets and the necessity to preserve such Confidential Information and Trade Secrets in order to protect Employer’s property rights in the event of a breach or threatened breach of any of the provisions herein, Employer, in addition to any other remedies available to it at law or in equity, shall be entitled to immediate injunctive relief against Employee to enforce the provisions of this Agreement and shall be entitled to recover from Employee its reasonable attorney’s fees and other expenses incurred in connection with such proceedings.

Notwithstanding anything herein to the contrary, or in any agreement or communication between Employer and Employee, (a) the confidentiality and nondisclosure obligations herein shall not prohibit or restrict Employee from initiating communications directly with, or responding to any inquiry from, or providing testimony before, the SEC, any other governmental agency, any self-regulatory organization or any other state or federal regulatory authority, regarding any possible securities law violations, and (b) Employer shall not enforce or threaten to enforce, any confidentiality agreement or other similar agreement, nor take or threaten to take any other action against Employee for engaging in the types of communications described in (a) above.

11. Noncompetition and Nonsolicitation.

(a) During the term of Employee’s employment, Employer agrees to provide, and to continue to provide Employee, on a daily, weekly, monthly and continual basis, access to, and the use of, its “Confidential Information and Trade Secrets” concerning Forbes’s Business, and Employer’s employees, Customers and Customer Representatives, Suppliers and Supplier Representatives and Employer’s transactional histories with all of them, as well as information about the logistics, details, revenues and expenses of Forbes’s Business, in order to allow Employee to perform Employee’s duties under this Agreement, and to develop or continue to solidify relationships with Customers, Customer Representatives, Suppliers and Supplier Representatives. Employee acknowledges that new and additional Confidential Information and Trade Secrets regarding each of these matters is developed by Employer as a part of its continuing operations, and Employer hereby agrees to provide Employee access to and use of all such new, additional and continuing Confidential Information and Trade Secrets, and Employee acknowledges that access to such new, additional and continuing Confidential Information and Trade Secrets is essential for Employee to be able to perform, and continue to perform, Employee’s duties under this Agreement. In addition, Employer agrees to provide, and continue to provide, training, education, direction and development to Employee with respect to all of Employer’s business methods, processes, procedures, software and information, including newly developed and newly discovered information, in order to ensure Employee can perform Employee’s duties hereunder and participate in Forbes’s business.

(b) In consideration of Employer’s agreement to provide Employee with access to and use of its Confidential Information and Trade Secrets, including new, additional and continuing Confidential Information and Trade Secrets, and to provide training, Employee agrees to refrain from competing with Employer, or otherwise engaging in Restricted Activities within the Restricted Area, each as defined herein, during the Restricted Period.

(c) Restricted Period. Employee agrees that during the term of his employment with Employer, and thereafter until the later of (i) the end of the Initial Term or any then applicable Extension Period and (ii) one (1) year following termination of Employee’s employment following a notice of non-renewal, regardless of the date or cause of such termination of employment (the “Restricted Period”), and regardless of whether the termination of employment occurs with or without cause, and regardless of who terminates such employment, Employee will not, directly or indirectly, engage in any of the Restricted Activities within the Restricted Area.

(d) Restricted Activities. Restricted Activities shall mean and include all of the following:

(i) directly or indirectly, owning, managing, operating, joining, controlling, being employed by, or participating in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as an employee, officer, director, agent, independent contractor, recruiter, consultant, partner, shareholder, investor, lender, underwriter or in any other individual or representative capacity in any person, entity or business that is engaged in Forbes’s Business (a “Restricted Enterprise”). The restrictions of this section shall not be violated by (i) the ownership of no more than 5% of the outstanding securities of any company whose stock is publicly traded or (ii) following the termination of his employment with Employer, his employment by a certified public accounting firm or a commercial or investment bank that may have as a client or customer: (A) a Competitor to Employer or (B) any of the clients or customers of Employer with whom Employer did business during the term of Employee’s employment, so long as Employee does not directly or indirectly serve, advise or consult in any way such Competitor to Employer or client or customer of Employer, respectively, during the Restricted Period.

(ii) Recruiting, hiring or attempting to recruit or hire, either directly or by assisting others, any other employee of Employer, or any of its customers or suppliers in connection with Forbes’s Business. For purposes of this covenant, “any other employee” shall include employees, consultants, independent contractors or others who are still actively employed by, or doing business with, Employer, its Customers or Suppliers, at the time of the attempted recruiting or hiring, or were so employed or doing business at any time within six months prior to the date of such attempted recruiting or hiring;

(iii) Communicating, by any means, soliciting or offering to solicit the purchase, performance, sale, furnishing, or providing of any equipment, services, or product which constitute any part of Forbes’s Business to, for or with any Customer, Customer Representative, Supplier or Supplier Representative; and

(iv) Using, disclosing, publishing, copying, distributing or communicating any Confidential Information and Trade Secrets to or for the use or benefit of Employee or any other person or entity other than Employer.

(e) Permitted Activities. Subject to Section 5(a) and Section 11, no provision of this Agreement shall prohibit (i) Employee’s continued officer positions, board memberships and service with board committees and/or investments in the entities listed on Schedule 1 attached hereto (the “Scheduled Entities”) provided that (A) the Employee’s role or amount of time spent with respect to any of the Scheduled Entities does not expand or increase from that in effect on December 1, 2016 and (B) the nature and scope of the services and/or products provided by the Scheduled Entities does not change from that in effect on December 1, 2016 or (ii) such other activities as may be approved by the Board at any time after the Commencement Date (collectively, the “Permitted Activities”).

(f) Restricted Area. The Restricted Area shall mean and include anywhere in the continental United States.

(g) Agreement Ancillary to Other Agreements. This covenant not to compete is ancillary to and part of other agreements between Employer and Employee, including, without limitation, Employer’s agreement to disclose, and continue to disclose, its Confidential Information and Trade Secrets, and its agreement to provide, and continue to provide, training, education and development to Employee.

(h) Independent Agreements. The parties hereto agree that the foregoing restrictive covenants set forth herein are essential elements of this Agreement, and that, but for the agreement of Employee to comply with such covenants, Employer would not have agreed to enter into this Agreement. Such covenants by Employee shall be construed as agreements independent of any other provision in this Agreement. The existence of any claim or cause of action of Employee against Employer, whether predicated on this Agreement, or otherwise, shall not constitute a defense to the enforcement by Employer of such covenants.

(i) Equitable Reformation. The parties hereto agree that if any portion of the covenants set forth herein are held to be illegal, invalid, unreasonable, arbitrary or against public policy, then such portion of such covenants shall be considered divisible both as to time and geographical area. Employer and Employee agree that, if any court of competent jurisdiction determines the specified time period or the specified geographical area applicable herein to be illegal, invalid, unreasonable, arbitrary or against public policy, a lesser time period or geographical area which is determined to be reasonable, non-arbitrary and not illegal or against public policy may be enforced against Employee. Employer and Employee agree that the foregoing covenants are appropriate and reasonable when considered in light of the nature and extent of the business conducted by Employer and the Confidential Information and Trade Secrets and training provided by Employer to Employee.

12. Injunctive Relief. Employee agrees that damages at law will be an insufficient remedy to Employer if Employee violates or attempts or threatens to violate the terms of Sections 9, 10 or 11 of this Agreement and that Employer would suffer irreparable damage as a result of such violation or attempted or threatened violation. Accordingly, it is agreed that Employer shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief to enforce the provisions of such Sections, which injunctive relief shall be in addition to any other rights or remedies available to Employer, at law or in equity. In the event either party commences legal action relating to the enforcement of the terms of Sections 9, 10 or 11 of this Agreement, the prevailing party in such action shall be entitled to recover from the other party all of the costs and expenses in connection therewith, including reasonable fees and disbursements of counsel (both at trial and in appellate proceedings).

13. Compliance with Other Agreements. Employee represents and warrants that the execution of this Agreement by him and his performance of his obligations hereunder will not conflict with, result in the breach of any provision of or the termination of or constitute a default under any agreement to which Employee is a party or by which Employee is or may be bound.

14. Waiver of Breach. The waiver by Employer of a breach of any of the provisions of this Agreement by Employee shall not be construed as a waiver of any subsequent breach by Employee.

15. Binding Effect; Assignment.

(a) Employer is a subsidiary of Forbes Energy Services Ltd. (the Parent), and Forbes’s Business, as defined in Section 10, is carried on by, and the Confidential Information and Trade Secrets as defined in Section 10 has been, and will continue to be, developed by Employer, Parent and each of Parent’s or Employer’s subsidiaries and affiliates, all of which shall be included within the meaning of the word “Employer” as that term is used in Sections 9, 10, 11 and 12 of this Agreement. This Agreement shall inure to the benefit of, and be enforceable by, Employer, Parent, and each of the subsidiaries and affiliates included within the definition of the word “Employer” as used in Sections 9, 10, 11 and 12.

(b) The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer. This Agreement is a personal employment contract and the rights, obligations and interests of Employee hereunder may not be sold, assigned, transferred, pledged or hypothecated.

16. Indemnification. Employee shall be entitled throughout the term of this Agreement and thereafter to indemnification by Parent and Employer in respect of any actions or omissions as an employee, officer or director of Parent, Employer (or any successor thereof) to the fullest extent permitted by law. The parties acknowledge that Employee is also entitled to the benefits of a separate Indemnification Agreement between Employee and Parent and that this section shall be read as complimentary with and not in conflict with or substitution for such Indemnification Agreement. Parent and Employer also agree to obtain directors and officers (D&O) insurance in a reasonable amount determined by the Board and to maintain such insurance during the term of this Agreement (as such Agreement may be extended from time to time) and for a period of twelve (12) months following the termination of this Agreement, as so extended.

17. Entire Agreement. This Agreement (including Appendix “A” and Appendix “B”, as either may be amended from time to time) contains the entire agreement and supersedes all prior agreements and understandings, oral or written, with respect to the subject matter hereof, including without limitation the Existing Employment Agreement. This Agreement may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge is sought.

18. Construction and Interpretation.

(a) The Board shall have the sole and absolute discretion to construe and interpret the terms of this Agreement, unless another individual or entity is charged with such responsibility.

(b) This Agreement shall be construed pursuant to and governed by the laws of the State of Texas (but any provision of Texas law shall not apply if the application of such provision would result in the application of the law of a state or jurisdiction other than Texas).

(c) The headings of the various sections in this Agreement are inserted for convenience of the parties and shall not affect the meaning, construction or interpretation of this Agreement.

(d) Consistent with Section 11(i), the following sentences of this Section 18(d) shall apply. Any provision of this Agreement that is determined by a court of competent jurisdiction to be prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction. In any such case, such determination shall not affect any other provision of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect. If any provision or term of this Agreement is susceptible to two or more constructions or interpretations, one or more of which would render the provision or term void or unenforceable, the parties agree that a construction or interpretation that renders the term or provision valid shall be favored.

(e) This Agreement shall be construed to the extent necessary to comply with the provisions of Section 409A of the Code and any Treasury Regulations and other guidance issued thereunder

19. Notice. All notices that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy or similar electronic transmission method; one working day after it is sent, if sent by recognized expedited delivery service; and five days after it is sent, if mailed, first class mail, certified mail, return receipt requested, with postage prepaid. In each case notice shall be sent to:

To Employer:	Forbes Energy Services LLC
Attention: John E. Crisp, President and Chief Executive Officer
3000 South Business Highway 281
Alice, Texas 78332
Fax: (713) 481-8344

To Employee:	John E. Crisp
588 County Road 101
George West, Texas 78022

20. Venue; Process. The parties agree that all obligations payable and performable under this Agreement are payable and performable at the offices of Employer in Alice, Jim Wells County, Texas. The parties to this Agreement agree that jurisdiction and venue in any action brought pursuant to this Agreement to enforce its terms or otherwise with respect to the relationships between the parties shall properly lie in the Judicial District Court for Jim Wells County or in the United States District Court for the Southern District of Texas, Corpus Christi Division, Corpus Christi Office.

21. Six-Month Delay. Notwithstanding any provision of this Agreement to the contrary, if, at the time of Employee’s termination of employment with Employer, he is a “specified employee” as defined in Section 409A of the Code, and one or more of the payments or benefits received or to be received by Employee pursuant to this Agreement would constitute deferred compensation subject to Section 409A of the Code, no such payment or benefit will be provided under this Agreement until the earlier of (a) the date that is six (6) months following Employee’s termination of employment with Employer, or (b) the Employee’s death. The provisions of this Section 21 shall only apply to the extent required to avoid Employee’s incurrence of any penalty tax or interest under Section 409A of the Code or any Treasury Regulations and other guidance issued thereunder

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

EMPLOYER:

FORBES ENERGY SERVICES LLC

By:	/s/ L. Melvin Cooper
L. Melvin Cooper
Senior Vice President and Chief Financial Officer

EMPLOYEE:

/s/ John E. Crisp
John E. Crisp

ACKNOWLEDGED AND AGREED TO FOR

PURPOSES OF GUARANTEEING THE

FINANCIAL OBLIGATIONS OF EMPLOYER

TO EMPLOYEE:

FORBES ENERGY SERVICES LTD.

By:	/s/ L. Melvin Cooper
L. Melvin Cooper
Senior Vice President and Chief Financial Officer

Signature Page – Employment Agreement

APPENDIX A

[TBD]

APPENDIX B

[TBD]

APPENDIX C

YOU SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE OF CLAIMS.

RELEASE

1. In consideration of the payments and benefits to be made under the Employment Agreement, dated as of April 13, 2017 (the “Employment Agreement”), by and between John E. Crisp (the “Employee”) and Forbes Energy Services LLC (the “Employer”) (each of the Employee and the Employer, a “Party” and collectively, the “Parties”), the sufficiency of which the Employee acknowledges, the Employee, with the intention of binding the Employee and the Employee’s heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Employer and each of its subsidiaries and affiliates (the “Employer Affiliated Group”), their present and former officers, directors, Employees, shareholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Employer Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Employee, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Employer Released Party that arises out of, or relates to, the Employment Agreement, the Employee’s employment with the Employer or any of its subsidiaries and affiliates, or any termination of such employment, including claims (i) for severance or vacation benefits, unpaid wages, salary or incentive payments, (ii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iii) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) and (iv) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (“ADEA”), and any similar or analogous state statute, excepting only:

A.	rights and entitlements Employee may have under the Employment Agreement, including any payments that are due to be made subject to execution and delivery of this Release;

B.	rights Employee may have under the Company’s Management Incentive Plan and any awards granted to Employee thereunder;

C.	claims for benefits under any health, disability, retirement, life insurance or other, similar employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Employer Affiliated Group; and

D.	rights to indemnification the Employee has or may have under the by-laws or certificate of incorporation of any member of the Employer Affiliated Group or as an insured under any director’s and officer’s liability insurance policy now or previously in force;

2. The Employee acknowledges and agrees that this Release is not to be construed in any way as an admission of any liability whatsoever by any Employer Released Party, any such liability being expressly denied.

3. This Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorneys’ fees and expenses.

4. The Employee specifically acknowledges that the Employee’s acceptance of the terms of this Release is, among other things, a specific waiver of the Employee’s rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law the Employee is not permitted to waive.

5. The Employee acknowledges that the Employee has been given a period of forty-five (45) days to consider whether to execute this Release. If the Employee accepts the terms hereof and executes this Release, the Employee may thereafter, for a period of seven (7) days following (and not including) the date of execution, revoke this Release. If no such revocation occurs, this Release shall become irrevocable in its entirety, and binding and enforceable against the Employee, on the day next following the day on which the foregoing seven-day period has elapsed. If such a revocation occurs, the Employee shall irrevocably forfeit any right to payment of the Severance Benefits (as defined in the Employment Agreement), but the remainder of the Employment Agreement shall continue in full force.

6. The Employee acknowledges and agrees that the Employee has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Employer Released Party with any governmental agency, court or tribunal.

7. The Employee acknowledges that the Employee has been advised to seek, and has had the opportunity to seek, the advice and assistance of an attorney with regard to this Release, and has been given a sufficient period within which to consider this Release.

8. The Employee acknowledges that this Release relates only to claims that exist as of the date of this Release.

9. The Employee acknowledges that the Severance Benefits the Employee is receiving in connection with this Release and the Employee’s obligations under this Release are in addition to anything of value to which the Employee is entitled from the Employer.

10. Each provision hereof is severable from this Release, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect. If any provision of this Release is so broad, in scope, or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

11. This Release constitutes the complete agreement of the Parties in respect of the subject matter hereof and shall supersede all prior agreements between the Parties in respect of the subject matter hereof except to the extent set forth herein. For the avoidance of doubt, however, nothing in this Release shall constitute a waiver of any Employer Released Party’s right to enforce any obligations of the Employee under the Employment Agreement that survive the Employment Agreement’s termination, including without limitation, any non-competition covenant, non-solicitation covenant or any other restrictive covenants contained therein.

12. The failure to enforce at any time any of the provisions of this Release or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Release, or any part hereof, or the right of any party thereafter to enforce each and every such provision in accordance with the terms of this Release.

13. Notwithstanding anything to the contrary herein, this Release shall be void ab initio if Employer fails to provide the Severance Benefits (as defined in the Employment Agreement) to Employee.

14. This Release may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile shall be deemed effective for all purposes.

15. This Release shall be binding upon any and all successors and assigns of the Employee and the Employer.

16. Except for issues or matters as to which federal law is applicable, this Release shall be governed by and construed and enforced in accordance with the laws of the State of Texas without giving effect to the conflicts of law principles thereof.

[signature page follows]

IN WITNESS WHEREOF, this Release has been signed of             , 20    .

John E. Crisp

SCHEDULE 1

PERMITTED ACTIVITIES

1.	Board member and investor in Texas Champion Bank

2.	Board member and investor in Brush Country Bank

3.	Investment in JRC Gauges, LLC

4.	Investment in Texas Quality Gate Guard Services, LLC

5.	Investment in Texas Quality Matt, LLC.

6.	Investment in Alice Environmental Holdings, LLC

7.	Investment in Alice Environmental Services, LP

8.	Investment in Alice Environmental West Texas, LLC

9.	Investment in FCJ Management, LLC

10.	Investment in CJW Group, LLC

11.	Investment in SB Factoring LLC

12.	Investment in Echelon Realty Investments, LLC

The average amount of time per month spent on the Permitted Activities by Employee is ten (10) hours.